Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-212571

Dated October 31, 2018

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities® Linked to the PHLX Semiconductor Sector IndexSM
Issuer	Barclays Bank PLC (“Barclays”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called
Market Measure	The PHLX Semiconductor Sector IndexSM (Bloomberg symbol: “SOX”)
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level.
Observation Dates	Approximately one, two and three years after the pricing date
Call Level	100% of the Starting Value
Call Amounts

[$11.20 to $11.30] if called on the first Observation Date, [$12.40 to $12.60] if called on the second Observation Date and [$13.60 to $13.90] if called on the final Observation Date, each to be determined on the pricing date.

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk
Threshold Value	100% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/312070/000095010318012786/dp97760_424b2-2068baml.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

•	Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority. If Barclays becomes insolvent, is unable to pay its obligations, or any other resolution measure is exercised, you may lose your entire investment.

•	Your investment return is limited to the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Market Measure.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.

•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•	You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	The securities included in the Market Measure are concentrated in a single sector; the Market Measure is heavily concentrated in a small number of index components.

•	The semiconductor industry is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events and supply and demand, any of which could adversely affect the performance of the companies included in the Market Measure.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Barclays Bank PLC (Barclays) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that Barclays has filed with the SEC for more complete information about Barclays and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Barclays’s Central Index Key, or CIK, on the SEC website is 312070. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. Barclays faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.